November 11, 2011

Dear Stockholder:

During the next couple of months we will close our financial books for 2011, prepare our budgets for 2012 and release an estimated per share value.  The most common questions from stockholders include – What is the estimated per share value going to be? When will it be calculated? Will the new value have any effect on the Share Repurchase Program (“SRP”) or distribution rate? And will the current distribution rate be sustained?

When will the estimated per share value be calculated? Inland American Real Estate Trust, Inc. (“Inland American”) will provide the valuation in late December.

What is the estimated value going to be? We do not know at the present time; however, we believe the analysis of the estimated per share value in December may be less than the current estimated value.  For the calculation, we will review best practices to determine our methodology and we will engage an independent third party to review our assumptions.  Then our findings will be presented to our board of directors.

In our last letter, we discussed external macro-economic factors that have distressed the value of real estate and will influence our valuation – the poor economy, the high unemployment rate and the volatility of the stock market.  Given these wildly fluctuating economic factors, it is not possible to know the exact estimated value at this time.  It is important to remember a valuation is only a snap shot in time and changes as the external factors vary.

Will this value have any effect on the distribution rate or the ability of the board to open up the SRP to all stockholders?  Inland American’s cash flow, which increased by 23% over last year, strengthens our ability to sustain a continuing distribution of $0.50 per share.  It is management’s intention to ask the board of directors to approve the advance of enough funds to honor all current estate redemption requests.

Third Quarter Financial Update Webcast – November 18, 2011

We are pleased to announce that all stockholders are invited to join us for our 2011 third quarter update webcast on Friday, November 18, 2011 at 10:00 AM CT.  Register at www.inlandamerican.com.  We encourage all our stockholders to participate and submit any questions you may have.  We look forward to answering them during the webcast.

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Cash Distribution

We have enclosed your cash distribution equaling $0.04167 per share for the month of October 2011, paid at an annualized rate equal to $0.50 per share.  This equates to a 6.2 percent annualized yield on our current estimated per share value, as well as our Distribution Reinvestment Plan (“DRP”) purchases and a 5 percent annualized yield on a share purchase price of $10.00.  If you have invested through a trustee or participate in Direct Deposit or the DRP, a distribution statement is enclosed in lieu of a check.

If you have any questions about your investment, please contact Inland Customer Service at 800.826.8228.

Sincerely,

INLAND AMERICAN REAL ESTATE TRUST, INC.

Robert D. Parks	Brenda Gail Gujral
Chairman of the Board	President

Enclosure

cc:  Trustee

       Broker Dealer

       Financial Advisor

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.